UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2011

Discovery Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34177	35-2333914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Discovery Place Silver Spring, Maryland		20910
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 240-662-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Discovery is providing this recent developments information to update its disclosure in order to facilitate its bond offering.

HUB LLC Agreement Amendment

In May 2011, Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery Communications, Inc. (“Discovery”) amended its agreement with Hasbro, Inc. regarding The HUB to revise the license fees paid by The HUB for animated programs. This amendment creates a trigger event for purposes of intangible asset and goodwill impairment testing. The HUB’s management is in the process of conducting a fair value analysis to support goodwill impairment testing, however the assessment is not complete and no determinations have been made. We currently expect that the evaluation will be completed during the third quarter of 2011.

Stock Repurchase Program

From April 1, 2011 through June 10, 2011, the Company repurchased 3.9 million shares of its Series C common stock for approximately $147 million.

As of June 10, 2011, the Company had repurchased 11.6 million shares of Series C common stock under its $1.0 billion stock repurchase plan at an aggregate price of approximately $419 million. Under the stock repurchase program, management is authorized to purchase shares from time to time through open market purchases at prevailing prices or in privately negotiated transactions, subject to market conditions and other factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2011	DISCOVERY COMMUNICATIONS, INC.

	By:	/s/ Bruce Campbell
	Name:	Bruce Campbell
	Title:	Chief Development Officer, General Counsel and Secretary